Exhibit 10.41

RELEASE AGREEMENT

CONSIDERATION

(1) This Release Agreement is given in consideration of the agreement of KLA-Tencor Corporation (“KLA-Tencor” or “the Company”) to provide me with a lump sum, single payment, less deductions authorized or required by law pursuant to the terms of Appendix 1 to my termination letter dated November 9, 2007, with the terms of Appendix 1 incorporated herein by reference.

(2) The amount of such lump sum payment will be $443,490.00 USD; and, provided I timely elect COBRA coverage, the Company will pay the premiums for the cost of group medical and dental benefit coverage continuation under COBRA to the same extent previously provided by Company’s group plans for 12 months following my termination date, or until I become eligible for group insurance benefits from another employer, whichever occurs first. I understand that I have an obligation to inform the Company if I receive group health coverage from another employer during this time, and I may not increase the number of my designated dependants if any, during this time unless I do so at my own expense. I also understand that the period of such Company-paid COBRA coverage shall be considered part of my COBRA coverage entitlement period, and may, for tax purposes, be considered income to me. I further understand that my previously issued and vested equity awards (stock options and RSUs), if any, will be exercisable subject to any terms and conditions in your grant letter and the Stock Plan(s). I further understand that the Company will continue to pay on my behalf the standard fees of Ayco Financial Services for the provision of ordinary tax and finical planning services through December 31, 2007. I further agree to cooperate with Company and supply on a timely basis the consents or signatures necessary to conduct the business or terminate my service on the boards of directors of Company subsidiaries and affiliates. Also, I understand that the Company will present resolutions to the Board at is November 7, 2007 meeting addressing the repricing of Section 409A-covered options to the fair market value per share on the actual grant date determined for tax purposes and providing for a special bonus tied to the aggregate increase to the exercise prices of the Section 409A-covered options I hold. I further understand that if I elect to increase the exercise prices of my Section 409A-covered options, I must, as a condition to the effectiveness of those increases, execute and deliver to the Company the appropriate Stock Option Amendment and Special Bonus Agreement. I further understand that should I exercise those options covered under 409A prior to the repricing of said options on November 7, 2007, I will not hold KLA-Tencor liable for any associated tax penalties and understand that the tax liability is solely mine

(3) I understand and agree that by signing this Release Agreement and accepting benefits as set forth herein, I am not eligible to participate in any other KLA-Tencor Severance Benefit Plans, whether previously or currently in effect or otherwise implemented in the future.

RELEASE

Released Claims

In consideration of these additional benefits, I, on behalf of my heirs, spouse and assigns, hereby completely release and forever discharge KLA-Tencor, its past and present parent companies, subsidiaries, affiliates, and each of their past and present agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of my signing this Release Agreement, including but not limited to any claims arising out of my offer of employment, my employment or termination of my employment with the Company, or my right to purchase, or actual purchase of shares of stock of the Company. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by the Older Workers’ Benefit Protection Act (“OWBPA”), and any common law tort, contract or statutory claims, and any claims for attorneys’ fees and costs.

I understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims not released as expressly described below. I expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

I fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by me to be true, I expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.

Claims Not Released

The only claims not released through this Release Agreement are any claims that cannot be released by law such as claims for unemployment benefits, workers’ compensation, and/or claims relating to the validity of this Release Agreement under the ADEA as amended by the OWBPA.

Enforcement of This Release Agreement

I also understand and agree that if any suit, affirmative defense, or counterclaim is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by me as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous

I agree and understand that the Company has no obligation to re-hire or employ me.

I further acknowledge that during my employment, I may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. I agree not to use or disclose any such confidential information unless required by subpoena or court order, and that I will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

This Release Agreement constitutes the entire agreement between myself and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement supersedes any and all of the other agreements between me and the Company, except for the Proprietary Information and Inventions Agreement, attached hereto as Attachment 1, which remain in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. I understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either myself or the Company. I also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California, without resort to its conflict-of-laws rules.

Prior to execution of this Release Agreement, I have apprised myself of sufficient relevant information in order that I might intelligently exercise my own judgment. The Company has informed me in writing to consult an attorney before signing this Release, if I wish. The Company has also given me at least 21 days in which to consider this Release Agreement, if I wish. I also understand that for a period of seven (7) days after I sign this Release Agreement, I may revoke this Release Agreement, and that the Release Agreement shall not become effective until seven (7) days from the date of my signature.

I have read this Release Agreement and understand all of its terms. I further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

Finally, I agree that I will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release Agreement without the Company’s prior written consent, unless required to do so by law. Notwithstanding this provision, I am authorized to disclose this Release Agreement to my spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Release Agreement, including the settlement payments, in strictest confidence. I am further authorized to make appropriate disclosures as required by law, provided that I notify the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure.

EMPLOYEE’S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated: October 10, 2007	/s/ JORGE TITINGER
Jorge Titinger

Appendix 1

Notwithstanding any provision to the contrary in this Senior Executive Agreement or the attached Release Agreement, in the event it is determined that you are a “specified employee”, as defined in IRC Section 409A(a)(2)(B)(i) any payment to be made under this agreement and the attached release that is “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (“IRC Section 409A”) shall be delayed until the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service from the Company (as determined under IRC Section 409A and the applicable regulations thereunder) or (ii) the date of your death, if delayed issuance of all or a portion of such payment is otherwise required in order to avoid a prohibited distribution under IRC Section 409A(a)(2). Upon the expiration of the applicable IRC Section 409A(a)(2) deferral period, all payments deferred pursuant to this paragraph will be issued in a lump sum to you.

The payments in this Senior Executive Agreement and the attached Release Agreement, to the extent they relate to nonqualified deferred compensation subject to IRC Section 409A, are intended to comply with the applicable requirements of that statutory provision and the regulations thereunder, including any transitional relief provided by the Internal Revenue Service. The payments in this agreement may not be accelerated, except in compliance with any applicable provisions of IRC Section 409A and the regulations thereunder. Both parties acknowledge that you had no right to any of the payments and other benefits in this agreement prior to the effective date of this letter. Any amendments to this arrangement will require the written consent of you and me. Notwithstanding the forgoing sentence to the contrary, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this agreement and release as may be necessary to ensure all payments provide under this agreement and release are made in a manner that qualifies for exemption from or complies with IRC Section 409A; provided however, that the Company makes no representations that the payments provided under the agreement and release will be exempt from or comply with IRC Section 409A and makes no undertakings to preclude IRC Section 409A from applying to the payments provided under this agreement and release.

Because IRC Section 409A is a relatively new tax provision as to which there exists only limited guidance from the Internal Revenue Service as to its applicability to various arrangements, including part-time employment arrangements such as your Position arrangement, the Company cannot provide any assurances as to whether one or more aspects of your Position arrangement are in compliance with the applicable requirements of IRC Section 409A. Accordingly, you must bear the entire risk with respect to the non-compliance of your arrangement with IRC Section 409A, By signing and accepting this letter below, you thereby knowingly and voluntarily release the Company and its officers, employees and board of directors from any and all claims or causes of action relating to any adverse tax consequences that you may incur under IRC Section 409A (or any comparable state tax law) by reason of your Position arrangement, and you further agree that you will not seek any indemnification from the Company or its officers, employees or board of directors for any taxes, penalties or other costs or expenses you may incur should any aspect of your Position arrangement be found to be in violation of IRC Section 409A (or comparable state tax law). In order to expeditiously deal with any disputes relating to or arising out of our employment relationship, you and the Company agree that any such disputes including but not limited to claims of harassment, discrimination, breach of contract, and wrongful termination, shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara, California, pursuant to the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, and pursuant to the Federal Arbitration Act. The Company will pay the costs as provided in the American Arbitration Association’s Employment Arbitration Rules then in effect.

This letter and attached Release Agreement constitute the entire agreement between yourself and the Company with respect to any matters referred to herein and supersedes any and all of the other agreements between yourself and the Company with respect to these matters, except for any confidentiality agreements and your Proprietary Information and Inventions Assignment Agreement with the Company which remain in full force and effect. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth herein should be implied or are binding. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, the remaining provisions shall continue in full force and effect without said provision so long as the remaining provisions remain intelligible and continue to reflect the original intent of the Parties. Other than as governed by the Federal Arbitration Act, the terms and conditions of this agreement will be interpreted and construed in accordance with the laws of California.